UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 3, 2016

VERSO CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-34056	75-3217389
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

VERSO PAPER HOLDINGS LLC

(Exact name of registrant as specified in its charter)

Delaware	333-142283	56-2597634
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

6775 Lenox Center Court, Suite 400

Memphis, Tennessee 38115-4436

(Address of principal executive offices) (zip code)

(901) 369-4100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

As used in this report, the term “Verso” refers to Verso Corporation; the term “Verso Finance” refers to Verso Paper Finance Holdings LLC, an indirect, wholly owned subsidiary of Verso; the term “Verso Holdings” refers to Verso Paper Holdings LLC, a direct, wholly owned subsidiary of Verso Finance; the term “NewPage” refers to NewPage Holdings Inc., a direct, wholly owned subsidiary of Verso Holdings; the term “NewPage LLC” refers to NewPage Investment Company LLC, a direct, wholly owned subsidiary of NewPage; and the term “NewPage Corp.” refers to NewPage Corporation, a direct, wholly owned subsidiary of NewPage LLC.

Item 1.01	Entry into a Material Definitive Agreement.

As previously disclosed, on January 26, 2016, Verso and substantially all of its direct and indirect subsidiaries (collectively, the “Debtors”) filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”, and the filings therein, the “Chapter 11 Filings”). The chapter 11 cases are jointly administered under the caption In re: Verso Corporation, et al., Case No. 16-10163. Also as previously disclosed, in connection with the Chapter 11 Filings, and on the same day, Verso Finance, Verso Holdings and certain of its subsidiaries entered into an asset-based credit facility in an aggregate principal amount of up to $100 million (the “Verso DIP Facility”), and NewPage Corp. and certain of its subsidiaries entered into an asset-based credit facility in an aggregate principal amount of up to $325 million (the “NewPage ABL DIP Facility”) and a term loan credit facility in an aggregate principal amount of $350 million (the “NewPage Term Loan DIP Facility” and, together with the Verso DIP Facility and the NewPage ABL DIP Facility, the “DIP Facilities”). On January 27, 2016, up to $550 million in loans under the DIP Facilities became available for borrowing following the entry of an order by the Bankruptcy Court approving the DIP Facilities on an interim basis (the “Interim Order”).

On March 3, 2016, NewPage LLC, NewPage Corp., each of the subsidiaries of NewPage Corp. party thereto, the lenders party thereto, Barclays Bank PLC, as administrative agent and collateral agent, and Barclays Bank PLC, as lead arranger and bookrunner, entered into a Notice and First Amendment to the NewPage Term Loan DIP Facility (the “Amendment”). Pursuant to the Amendment, NewPage Corp. repaid approximately $5.4 million in principal amount of obligations under the NewPage Term Loan DIP Facility, and the lenders thereunder agreed to increase by the same amount the aggregate principal amount of term loans that would be funded on the final draw on the NewPage Term Loan DIP Facility following the entry by the Bankruptcy Court of an order approving the NewPage Term Loan DIP Facility on a final basis and the satisfaction of other conditions precedent to borrowing set forth in the NewPage Term Loan DIP Facility credit agreement. The Bankruptcy Court earlier had entered an order approving the DIP Facilities, including the NewPage Term Loan DIP Facility, on a final basis (the “Final Order”) on March 2, 2016. The repayment and reborrowing transactions described herein were necessary to facilitate the reallocation of a portion of the loans under the NewPage Term Loan DIP Facility from the initial lenders to new lenders that committed to fund such loans through a subscription process conducted during the period between the entry of the Interim Order and the entry of the Final Order. On March 7, 2016, NewPage Corp. borrowed the remaining approximately $55.4 million available under the NewPage Term Loan DIP Facility, which it intends to use for general corporate purposes.

The foregoing summary of the Amendment does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Amendment, a copy of which is filed as Exhibit 10.1 to this report.

Item 2.03	Creation of a Direct Financial Obligation or Obligation under an Off Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this report is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit
Number	Description

10.1	Notice and First Amendment to Credit Agreement, dated March 3, 2016, which amends the Superpriority Senior Debtor-in-Possession Term Loan Agreement, dated as of January 26, 2016, among NewPage LLC, NewPage Corp., each of the subsidiaries of NewPage Corp. party thereto, the lenders party thereto, Barclays Bank PLC, as administrative agent and collateral agent, and Barclays Bank PLC, as lead arranger and book runner.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 7, 2016

VERSO CORPORATION

By:	/s/ Peter H. Kesser
Peter H. Kesser
Senior Vice President, General Counsel and Secretary

VERSO PAPER HOLDINGS LLC

By:	/s/ Peter H. Kesser
Peter H. Kesser
Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit
Number	Description

10.1	Notice and First Amendment to Credit Agreement, dated March 3, 2016, which amends the Superpriority Senior Debtor-in-Possession Term Loan Agreement, dated as of January 26, 2016, among NewPage LLC, NewPage Corp., each of the subsidiaries of NewPage Corp. party thereto, the lenders party thereto, Barclays Bank PLC, as administrative agent and collateral agent, and Barclays Bank PLC, as lead arranger and book runner.